UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia	30091-5625
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2007, the Board of Directors of Immucor, Inc. (the “Company”) appointed Richard A. Flynt, age 48, as the new Chief Financial Officer of the Company, effective December 10, 2007.  Mr. Flynt will replace Patrick D. Waddy, who will become the Company’s Vice President of International Finance.

Mr. Flynt previously served as Vice President — Finance with McKesson Corporation beginning in 2007.  Prior to that, Mr. Flynt served as Senior Vice President — Corporate Controller & Chief Accounting Officer with Per-Se Technologies, Inc., a healthcare business services and information technology company, from 2004 until its acquisition by McKesson Corporation in 2007.  In addition, from 2002 to 2004, Mr. Flynt served as Chief Financial Officer and Vice President of Finance & Administration with GTS Energy, Inc., a manufacturer of industrial heating and steam generation systems.  Mr. Flynt also previously served as controller of Exide Technologies, Inc., a manufacturer of lead acid batteries, from 2000 to 2002, and as corporate controller of GNB Technologies, Inc., a manufacturer of automotive and industrial batteries, from 1997 until its acquisition by Exide Technologies, Inc. in 2000.  Mr. Flynt is a Certified Public Accountant and has more than 25 years of financial management experience, including 15 years of experience with Ernst & Young LLP from 1982 through 1997.

The Company and Mr. Flynt are parties to an employment agreement (the “Employment Agreement”), which is effective as of December 10, 2007 (the “Effective Date”). The term of the Employment Agreement is for two years.  Unless sooner terminated under the terms of the Employment Agreement, including termination by receipt of notice from the Company at least 60 days prior to the end of the term, the Employment Agreement will automatically renew for an additional period of two (2) years at each annual anniversary date of the Effective Date. The Employment Agreement provides, among other things, that Mr. Flynt’s base compensation will initially be $280,000; he will be eligible to participate in the Company’s Fiscal Year 2008 Bonus Plan as if he had been employed by the Company as its Chief Financial Officer since June 1, 2007; and on the Effective Date the Company will issue to Mr. Flynt options to acquire 15,000 shares of the Company’s common stock under the Company’s 2005 Long-Term Incentive Plan.

If the Company terminates Mr. Flynt’s employment without cause, he would be compensated at a rate equal to his average annual compensation for the remainder of the term of the Employment Agreement.  “Cause” is defined generally to include dishonesty, defalcation, continuing inability or refusal to perform reasonable duties, and moral turpitude.  In addition, Mr. Flynt may terminate the Employment Agreement upon 120 days written notice to the Company.

If there is a change of control of the Company, and Mr. Flynt terminates his own employment within 60 days after the change in control, or if the Company terminates his employment within two years after the change of control, the Company must pay him a lump sum equal to two times his average annual compensation, plus certain additional amounts if such payments subject him to a federal excise tax under Section 4999 of the Internal Revenue Code, and he may also be entitled to outplacement assistance.  In addition, if there is a change of control (whether or not Mr. Flynt’s employment terminates), under the 2005 Long-Term Incentive Plan all of his stock options will immediately vest and become exercisable in full for the remainder of the terms of those options, and the restrictions applicable to any previously-awarded restricted stock will lapse.  The Employment Agreement also contains covenants prohibiting Mr. Flynt from disclosing confidential information and from soliciting the Company’s customers and employees, both during his employment and for specified periods after termination of employment.

The foregoing summary of the material terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by referenced herein.

A copy of a November 20, 2007 press release announcing Mr. Flynt’s appointment as Chief Financial Officer of the Company is attached hereto as Exhibit 99.1.

Item 9.01.       Financial Statements and Exhibits.

(d)  Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement by and between Immucor, Inc. and Richard A. Flynt, effective as of December 10, 2007
99.1	Press Release dated November 20, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date:	November 21, 2007	By:	/s/ Philip H. Moïse
Philip H. Moïse
Vice President and General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Employment Agreement by and between Immucor, Inc. and Richard A. Flynt, effective as of December 10, 2007
99.1	Press Release dated November 20, 2007